Exhibit 10.11

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), effective as of October 12, 2021 (the “Effective Date”), is entered into by and among Applied Blockchain, LTD., a Cayman Islands limited liability company (the “Company”), and Xsquared Holding Limited, a British Virgin Islands limited liability company (“SparkPool”).

WITNESSETH

WHEREAS, the Company desires to appoint, engage and retain the SparkPool to provide services to enable the Company to establish its GPU and ASIC pool services business (“Pool Services Business”), in accordance with the terms and conditions set forth herein; and

WHEREAS, SparkPool desire to accept such appointment and engagement as with respect to the Company and agrees to provide technical services, the use of certain intellectual property and other services with respect to the Company in accordance with and subject to the terms and conditions hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.	Engagement.

Subject to the terms and conditions set forth herein, the Company hereby appoints, engages and retains SparkPool to provide services related to the Pool Service Business set forth in Section 2 (the “Services”) for the Company. SparkPool hereby accepts such engagement and agrees to provide the Services subject to the terms and conditions set forth herein.

2.	Authority and Duties of the Service Providers.

Without limiting the generality of the foregoing and subject to the limitations contained herein, SparkPool will provide the following services:

SparkPool shall:

(a)	will assist the Company in establishing its Pool Services Business;

(b)	will provide all technical support to the Company necessary to permit the Company to operate its Pool Services Business in locations that pool services and crypto mining are legal, and will not provide services in any jurisdictions where the services are not permitted (including China), also those services or technical support shall be compliant with applicable laws or regulations if any;

(c)	make available to the Company, all software, hardware specifications, processes, procedures and any other technology and knowledge necessary to start and maintain pool operations

SparkPool shall also: do any and all acts on behalf of the Company as the Company may deem reasonably necessary or advisable in connection with the performance of its duties and obligations hereunder.

3.	Compensation; Expenses.

The Company shall compensate SparkPool for any and all expenses for the start up of any new pool operations. SparkPool shall receive a share of any revenue received by the Company from any third parties for provide Pool Services to such third parties in perpetuity.

4.	Scope of Liability.

To the fullest extent permitted by applicable law, SparkPool shall not be liable to the Company or to any shareholder of the Company (or any of their respective affiliates, employees, agents or officers) for any losses, damages, expenses, liabilities, or claims incurred by any of them in connection with the performance of the Services hereunder, other than such losses, liabilities, damages and expenses incurred primarily as a result of SparkPool’s fraud, bad faith, willful misconduct, or gross negligence.

Notwithstanding anything contained in this Agreement to the contrary, no party to this Agreement shall not be liable for failures or delays in performing their obligations hereunder arising from any cause beyond their control, including without limitation, acts of God, acts of civil or military authority, fires, strikes, lockouts or labour disputes, epidemics, governmental restrictions, wars, terrorist acts, riots, earthquakes, storms, typhoons, floods and breakdowns in electronic and computer information and communications systems (each a “Force Majeure Event”) and in the event of any such delay, the time for the parties’ performance shall be extended for a period equal to the time lost by reason of the delay which shall be remedied with all due despatch in the circumstances.

5.	Indemnification.

(a)	To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless SparkPool, its members, officers, directors, managers, employees, agents, owners, and Affiliates (each, a “SparkPool Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses, including attorneys’ fees, of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (“Indemnified Expenses”), that are incurred by any SparkPool Indemnified Party and arise out of or in connection with (i) the Company’s material breach of this Agreement or (ii) fraud, bad faith, willful misconduct or bad faith or the Company pursuant to this Agreement; provided, however, a SparkPool Indemnified Party shall not be entitled to indemnification hereunder if and to the extent that there is a final adjudication, in an underlying action or proceeding in which the Indemnified Expenses were incurred, that the SparkPool Indemnified Party’s conduct constituted fraud, bad faith, willful misconduct, or gross negligence.

(b)	To the fullest extent permitted by applicable law, SparkPool shall indemnify and hold harmless the Company, its shareholders, officers, directors, managers, employees, agents, owners, and Affiliates (each, a “Company Indemnified Party” and together with the SparkPool Indemnified Parties, the “Indemnified Parties”) from and against any and all Indemnified Expenses that are incurred by any Company Indemnified Party and arise out of or in connection with (i) a SparkPool’s material breach of this Agreement or (ii) the fraud, bad faith, willful misconduct, or gross negligence on the part of SparkPool provided however, a Company Indemnified Party shall not be entitled to indemnification hereunder if and to the extent that there is a final adjudication, in an underlying action or proceeding in which the Indemnified Expenses were incurred, that the Company Indemnified Party’s conduct constituted fraud, bad faith, willful misconduct, or gross negligence..

6.	Representations and Warranties of SparkPool

SparkPool hereby represents and warrants to the Company as follows:

(a)	It has full power and authority to enter into this Agreement;

(b)	Entering into this Agreement shall not conflict with any other agreement to which SparkPool is a party;

(c)	It possesses the requisite skill and expertise to carry out its duties hereunder and shall perform the Services in a diligent and workmanlike manner to the best of its abilities;

(d)	The execution and delivery of this Agreement by SparkPool, and the performance of its duties and obligations hereunder, does not and will not violate any law, order or other restrictions of any governmental entity to which SparkPool is subject;

(e)	There are no proceedings pending or, to such SparkPool’s knowledge threatened against or by SparkPool or its affiliate that challenge or seek to prevent, enjoin or otherwise delay the transaction contemplated by this Agreement;

Except for the express representations and warranties contained in this section 7 or otherwise under this Agreement, SparkPool is not making any representation or warranty, express or implied, of any nature whatsoever with respect to such itself or the Service .

7.	Representations and Warranties of the Company

The Company, hereby represents and warrants to SparkPool, as follows:

(a)	It is duly incorporated and is validly existing as a company under the laws of the State of Nevada and is not insolvent, in liquidation or in receivership;

(b)	The Company has full legal capacity to execute and deliver this Agreement and to perform Company’s obligations hereunder;

(c)	The execution and, delivery of this Agreement by the Company, and the performances of its duties and obligations hereunder, does not and will not violate any law, order or other restrictions of any governmental entity to which the Company is subject;

(d)	There are no proceedings pending or, to such Company’s knowledge, threatened against or by such Company or its affiliate that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that otherwise relate to the Shares.

8.	Independent Contractor.

For all purposes of this Agreement, SparkPool shall be an independent contractor and not an employee or dependent agent of the Company, nor shall anything herein be construed as making the Company a partner or co-venturer with SparkPool or any of its Affiliates.

9.	Term; Termination; Renewal.

(a)	Unless agreed otherwise by the parties hereto in writing, upon execution hereof, this Agreement shall remain in full force and effect unless and until terminated in accordance with Section 10(b) of this Agreement.

(b)	This Agreement may be terminated, without penalty, by both Parties upon at least [thirty (30)] days’ prior written notice.

(c)	The termination of this Agreement shall not extinguish the obligations of the Company for the payment or reimbursement of any expenses in respect of Services prior to the effective date of such termination.

(d)	The provisions of Sections 3, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 20 and 21 hereof shall survive indefinitely any termination of this Agreement.

10.	Obtaining Governmental Covenants.

Each of the Company and SparkPool shall take all action necessary to obtain any consent, authorization or other required approval, action or acknowledgement of non-action from any governmental authority with appropriate jurisdiction to permit the performance by the parties hereto of their respective obligations under this Agreement. The cost and expense of such compliance shall be borne by the respective party legally required to obtain such consent, authorization, approval, action or acknowledgement of non-action from the applicable governmental entity in order to perform its obligations and duties under this Agreement.

11.	Amendment; Modification; Waiver.

Except as otherwise expressly provided herein, this Agreement shall not be amended, nor shall any provision of this Agreement be considered modified or waived, unless evidenced by a writing signed by the party to be charged with such amendment, waiver or modification. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

12.	Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation hereof without such consent shall be void.

13.	Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable. This Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible to be legal, valid, and enforceable.

14.	Notices.

Any and all written communications provided herein shall be deemed duly given if personally delivered or delivered by mail, postage prepaid or email to the physical address or email address set forth below, unless notice of a change of physical address or email address is furnished in the manner provided herein.

If to SparkPool:	If to the Company:

Xsquared Holding Limited	Applied Blockchain, Ltd
Vistra Corporate Services Centre,	3811 Turtle Creek Blvd
Wickhams Cay II, Road Town, Tortola,	Suite 2100
VG1110, British Virgin Islands.	Dallas, TX 75219

15.	Entire Agreement.

This Agreement embodies all understandings and agreements of the parties hereto with respect to the subject matter hereof and the terms and conditions hereof may not be amended except in writing dated even date herewith or subsequent hereto signed by all of the parties hereto. This Agreement supersedes any prior agreement or understanding among the parties with respect to the subject matter hereto.

16.	Governing Law.

This Agreement shall be governed and construed according to the laws of the British Virgin Islands, without regard to the conflict of law provisions thereof. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the British Virgin Islands and (ii) subject to service of process in the British Virgin Islands.

17.	Execution.

This Agreement may be executed in several counterparts, each of which shall be deemed an original hereof, but only one of which as executed by all parties shall be required as evidence in any action maintained in connection with this Agreement.

18.	No Third-Party Beneficiary.

Except with respect to the Indemnified Parties pursuant to Section 7, this Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person or entity whatsoever has any rights, interest, or claims hereunder or is or will be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

19.	Further Assurances.

Each party hereto shall execute and deliver such other documents or agreements as may be necessary or desirable to implement this Agreement and to consummate the transactions contemplated herein.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement on and as of the Effective Date.

APPLIED BLOCKCHAIN, LTD.,
a Cayman Island limited liability company

By:	/s/ Wes Cummins
Wes Cummins, President

XSQUARED HOLDING LIMITED (SPARKPOOL), a British Virgin Islands limited liability company

By:	/s/ Xin Xu
Xin Xu, Director